                                   EXHIBIT 5.0

                           [Form of EMTH Legal Opinion]


                                                                  June __, 1998

Board of Directors
Miami Computer Supply Corporation
4750 Hempstead Station Drive
Dayton, Ohio 45420

Gentlemen:

     We have acted as special counsel to Miami Computer Supply Corporation (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission ("SEC") of a Registration Statement on Form S-1 ("Form S-1") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to an aggregate of 2,415,000 shares of common stock, no par value per share (the "Common Stock"), of the Company, of which (a) 2,100,000 shares will be sold in a public offering by Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, William Blair & Company, L.L.C., Chicago, Illinois, and Morgan Keegan & Company, Inc., Memphis, Tennessee, the underwriters (the "Underwriters") named in the underwriting agreement dated _________, 1998 (the "Underwriting Agreement"), on a firm commitment basis, and (b) 315,000 shares will be purchased by the Underwriters from the Company solely to cover over-allotments, if any. Capitalized terms defined in the Form S-1 and not otherwise defined herein are used herein with the meanings as so defined.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Form S-1 and such corporate records, agreements, documents and other instruments, including the Underwriting Agreement, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed without independent verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers of the Company, and we have also relied upon the representations and warranties of the Company contained in the Underwriting Agreement and have relied upon the accuracy and completeness thereof without independent verification. Certain partners of this firm are members of an investment partnership which owns 20.4% of Pittsburgh Investment Group LLC ("LLC").

Miami Computer Supply Corporation
June___, 1998
Page 2

LLC owns, as of the date of this letter 4.78% of the issued and outstanding Common Stock of the Company. Members of this firm also individually own approximately 240,540 shares of Common Stock of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, as of the date hereof, we are of the opinion that:

     i. The 2,100,000 shares of Common Stock of the Company to be issued and sold by the Company have been duly authorized and, when issued and sold as contemplated in the Form S-1 and the Underwriting Agreement upon receipt of the required consideration therefor, will be validly issued, fully paid and non-assessable.

     ii. The 315,000 shares of Common Stock of the Company to be sold by the Company upon exercise of the Underwriters' over-allotment option have been duly authorized and, when issued and sold as contemplated in the Form S-1 and the Underwriting Agreement upon receipt of the required consideration therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Form S-1 and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                       Very truly yours,

                                       ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                       By:
                                          --------------------------------------
                                          Jeffrey A. Koeppel, a Partner